Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ameresco, Inc. of our report dated March 3, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Ameresco, Inc., appearing in the Annual Report on Form 10-K of Ameresco, Inc. for the year ended December 31, 2025. /s/ RSM US LLP Boston, Massachusetts August 4, 2026